ISLAND BREEZE INTERNATIONAL, INC. CHANGES ITS TRADING SYMBOL TO “IBII”
MIAMI, FL (December 14, 2009) – Island Breeze International, Inc. (OTC BB: IBII), an entertainment cruise development company, has received approval of the change of its name and  its new trading symbol for market trading purposes from FINRA OTC Corporate Actions department.   Effective December 14, 2009, Island Breeze International, Inc. will trade under the symbol “IBII”.

Bradley T. Prader, the President and CEO of Island Breeze International, commenting on approval of the name and symbol change stated, “Receiving the approval of our name change and new ticker symbol today was very pleasant news for us.  Last week we opened our initial Asian office in Taipei and this week we finally received a ticker symbol that investors can associate with Island Breeze International.  We have limited our investor relations program pending our symbol change and this action opens the door for our company going forward.”

ABOUT ISLAND BREEZE INTERNATIONAL, INC.
Island Breeze International, Inc. (OTC BB: IBII) is focused on developing and operating entertainment cruise projects.  Island Breeze International is currently evaluating port locations in East Asia and the United States for the establishment of its initial operations.  Island Breeze International currently owns two cruise vessels, the m/v Casino Royale and the m/v Island Breeze.  The m/v Casino Royale is 132 meters (430 feet) in length, while the m/v Island Breeze is (126 meters) 410 feet in length.  Each vessel is anticipated to have a capacity of approximately 1,200 passengers and will offer the Company’s patrons a full entertainment experience. Upon completion of the intended renovations, the shipboard entertainment venues on the m/v Casino Royale will include a 100 seat full service gourmet restaurant, a 300 seat buffet restaurant, a casino, a sports bar, a VIP lounge, and a covered outdoor entertainment deck, while the m/v Island Breeze will offer a 100 seat full service gourmet restaurant, a 300 seat buffet restaurant, a casino, a sports bar, a high energy nightclub, a VIP lounge, and a 400 seat showroom.  Both vessels are fitted with active retractable fin stabilization systems which are designed to provide additional passenger comfort in the event of adverse sea conditions. Island Breeze International’s corporate website is www.IslandBreezeInternational.com.

FORWARD LOOKING STATEMENTS
The information contained in this news release, other than historical information, consists of forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. Such forward-looking statements involve known and unknown risks and uncertainties, including all business uncertainties relating to product development, marketing, market acceptance, future capital requirements, competition in general and other factors that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected.  The Company is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

Contact:
Island Breeze International, Inc.
Bradley T. Prader, President & CEO
Steven G. Weismann, CFO
Phone: +1-305-416-6402
Email: info@IslandBreezeInternational.com